Exhibit 99.1

From the CEO’s Desk

Where does the time go?  The seasons have changed, the days are getting shorter, and another fiscal year has come to an end at Western Plains Energy.  WPE has put another successful year behind us.  Through the year, Chris and his team continued their efforts of reductions in chemical usage and improvements to conversion rates.  On the national level, I have remained extremely active through my position on the Board of Directors of Growth Energy.  We have received the first approval of 15% ethanol in automobiles of model year 2007 and newer.  We anticipate approval for vehicles of 2001 and newer over the next few months.  We continue to battle both in the courts and the halls of Congress for greater access to the markets as well as halting regulations that treat biofuels unfairly.  In 2011, we will continue our efforts both in the plant as well as nationally.

At the local level, we have been busy at the plant.  We successfully improved our conversion rate through mechanical as well as enzymatic trials.  These successes have allowed us to continue to squeeze more ethanol from every kernel we grind.  We have placed into service an anhydrous ammonia system to inject directly into the fermenters.  This has allowed us to reduce greatly the amount of urea we use in the process.  Additionally, this has greatly reduced the amount of ammonia we have to add into the front end of the plant.  This has reduced the pH levels in the cook process and eliminated a reaction that robs the process of fermentable starch.  As a result, we have both reduced our costs and increased our yield.

On the national scene, the fight continues.  The partial granting of the E15 waiver has not slowed our critics.  It has, however, placed the first crack in the blend wall.  The industry has become a net exporter of ethanol as opposed to a net importer.  Imports of ethanol have dropped to virtually zero at the same time the US continues to export, primarily into Europe.  Many of the plants idled during 2008 have come back to life.  New plants have finished construction and come on-line.  The robust ethanol industry has supported rural US economies.  As the ever growing piles of fall harvest continue to grow, what would the farm economy look like without ethanol?

In our little part of the world, there are literally millions of bushels of corn, milo, and wheat piled upon the ground.  Some grain is from two harvests ago.  These piles are proof that the American farmer is the most productive group of people this country has ever seen.  These piles are proof that this country can produce the fuel required to eliminate our reliance upon OPEC while continuing to feed the rest of the world.  Those of you involved in agriculture should be proud of what you do.  In spite of what others may try to say, you are making a difference.  Over the past decade, we have gone from a very minimal amount of ethanol blended into gasoline to nearly 10% of our nation’s fuel being comprised of clean burning, renewable, home grown ethanol.

A new year and a new Congress will soon be upon us.  The elections on November 2nd have ushered in a new group of leaders into Congress.  While some are anticipating greater gridlock, I remain optimistic that we may see energy legislation that is truly comprehensive and moves us away from the practice of exporting our dollars to our enemies in exchange for oil.  This has to stop.  We can not continue to fully fund both sides of the war on terror.  The ethanol industry has united in an effort to dramatically expand the production of flex fuel vehicles and the blender pump infrastructure to fuel them.  We have proven we can produce the fuel to eliminate OPEC from our economy.  Now is the time to finish the race.  We all take our interstate highway system, airports, and fuel pipelines for granted.  Now is the time to invest in a wide spread ethanol infrastructure that provides the fuel to the country.  With a truly open market we can eliminate OPEC from harming our economy and making this country truly energy independent.  Call or write your Congressman or Senator and ask them to support the installation of blender pumps and manufacture of FFV’s.  It is time for Washington to lead again.

Sincerely,

Steven R. McNinch

CEO Western Plains Energy, L.L.C.